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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 25, 2017 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2017.

The Company reported net income of $300,000 for the three months ended March 31, 2017, compared to net income of $178,000 for the three months ended March 31, 2016. Net income for the six months ended March 31, 2017 was $648,000 compared to net income of $487,000 for the six months ended March 31, 2016.

The net income per share was $0.05 for the three months ended March 31, 2017 compared to $0.03 for the three months ended March 31, 2016. Net income per share was $0.11 for the six months ended March 31, 2017 compared to $0.08 for the six months ended March 31, 2016.

“We are pleased to report a 69% increase in net income for the quarter compared with one year ago.”, stated John Fitzgerald, President and Chief Executive Officer. “Despite the significant headwinds presented by the sluggish economy and the stubbornly low interest rate environment, we continue to make significant progress in improving our balance sheet and expanding earnings. While loan growth during the quarter was tempered by prepayments, our pipeline was strong at March 31, 2017.”

Mr. Fitzgerald added, “The resolution of our non-performing assets remains paramount. With continued improvement in our core earnings and further reduction in our levels of non-performing assets, we expect to maintain our earnings momentum as we head into the second half of our fiscal year.”

Results from Operations for the Three Months Ended March 31, 2017

Net income increased $122,000, or 68.5%, during the three-month period ended March 31, 2017 compared with the three-month period ended March 31, 2016 due to higher net interest and dividend income.

Net interest and dividend income increased $429,000 to $4.5 million for the three months ended March 31, 2017 from $4.1 million for the three months ended March 31, 2016. The Company’s net interest margin increased by 20 basis points to 3.40% for the quarter ended March 31, 2017 compared to 3.20% for the quarter ended March 31, 2016. The yield on interest-earning assets increased 20 basis points to 4.08% for the three months ended March 31, 2017 from 3.88% for the three months ended March 31, 2016 primarily due to higher balances of loans receivable between the two periods. The cost of interest-bearing liabilities increased 1 basis points to 0.84% for the three months ended March 31, 2017 from 0.83% for the three months ended March 31, 2016. The increase in the cost of interest-bearing liabilities was attributable to higher average balances in savings accounts.

Interest and dividend income increased $467,000, or 9.4%, to $5.4 million for the three months ended March 31, 2017 from the three months ended March 31, 2016. The increase was attributable to a $26.3 million, or 5.1%, increase in the average balance of interest-earning assets in addition to a 20 basis point increase in the yield on such assets to 4.08% for the quarter ended March 31, 2017 compared with the prior year period. Interest expense increased $38,000, or 4.4%, to $904,000 for the three months ended March 31, 2017 from $866,000 for the three months ended March 31, 2016. The average balance of interest-bearing liabilities increased $16.3 million, or 3.9%, between the two periods, while the cost on such liabilities grew 1 basis points to 0.84% for the quarter ended March 31, 2017 compared with the prior year period.

The provision for loan losses was $403,000 for the three months ended March 31, 2017 compared to $291,000 for the three months ended March 31, 2016. The provision for loan losses increased during the current period compared with the prior year period due to higher loans receivable. Net charge-offs were $260,000 for the three months ended March 31, 2017 compared to $501,000 for the three months ended March 31, 2016.

Other income decreased to $440,000 during the three months ended March 31, 2017 compared to $442,000 for the three months ended March 31, 2016. The decrease was primarily attributable to lower gains from the sale of loans and investments, which decreased $71,000 from the prior year period. The Company recorded gains totaling $25,000 from the sale of guaranteed portions of SBA loans during the three months ended March 31, 2017, compared with $72,000 in loan gains and $24,000 in investment gains for the prior year period. Offsetting this decline was higher service charges, which increased $83,000 to $316,000 for the three months ended March 31, 2017 primarily due to loan prepayment fees.

During the three months ended March 31, 2017, other expenses increased $77,000, or 1.9%, to $4.0 million from the three months ended March 31, 2016. Compensation and benefit expense increased $138,000, or 6.5%, from the prior year period due to a higher number of employees and annual merit increases for employees. Offsetting this increase were decreases in FDIC insurance premiums, which declined $60,000, and Other Real Estate Owned (“OREO”) expenses, which declined $45,000.

The Company recorded tax expense of $219,000 for the three months ended March 31, 2017, compared with $103,000 for the three months ended March 31, 2016. The increase was the result of higher income from operations, which increased $238,000, and a $30,000 increase in the valuation allowance against the Company’s deferred tax asset for its non-qualified stock options that expire in fiscal year 2017. The effective tax rate for the three months ended March 31, 2017 was 42.2% compared with 36.7% for the three months ended March 31, 2016.

Results from Operations for the Six Months Ended March 31, 2017

Net income increased $161,000, or 33.1%, to $648,000 during the six-month period ended March 31, 2017 compared with $487,000 for the six-month period ended March 31, 2016 due to higher net interest and dividend income.

Net interest and dividend income increased $804,000 to $9.0 million for the six months ended March 31, 2017 from $8.2 million for the six months ended March 31, 2016. The Company’s net interest margin increased by 16 basis points to 3.35% for the six months ended March 31, 2017 compared to 3.19% for the six months ended March 31, 2016. The yield on interest-earning assets increased 16 basis points to 4.03% for the six months ended March 31, 2017 from 3.87% for the six months ended March 31, 2016 primarily due to higher loans receivable. The cost of interest-bearing liabilities was 0.84% for the six months ended March 31, 2017 and 2016.

Interest and dividend income increased $870,000, or 8.7%, to $10.8 million for the six months ended March 31, 2017 compared to the six months ended March 31, 2016. The average balance of interest-earning assets increased $26.3 million, or 5.1%, while the yield on such assets increased 16 basis points to 4.03% for the six months ended March 31, 2017 compared with the prior year period. Interest expense increased $66,000, or 3.8%, to $1.8 million for the six months ended March 31, 2017. The average balance of interest-bearing liabilities increased $16.9 million, or 4.0%, between the two periods while the cost on such liabilities was unchanged at 0.84%.

The provision for loan losses was $733,000 for the six months ended March 31, 2017 compared to $469,000 for the six months ended March 31, 2016. Net charge-offs were $476,000 for the six months ended March 31, 2017 compared to $465,000 for the six months ended March 31, 2016.

The loan charge-offs during the six months ended March 31, 2017 resulted from additional write-downs of loans previously deemed impaired. Three non-performing loans totaling $2.3 million were written down by $533,000 for the six months based on updated valuations of the loans. Of these three loans, one totaling $452,000 at September 30, 2016 was transferred to OREO. In addition, there were loan recoveries totaling $57,000 received during the six month period.

Other income decreased $159,000, or 15.0%, to $904,000 for the six months ended March 31, 2017 compared to the prior year period. The decrease was primarily attributable to lower gains from the sale of loans and investments, which decreased $195,000 from the prior year period. The Company recorded gains totaling $111,000 from the sale of guaranteed portions of SBA loans during the six months ended March 31, 2017, compared with $243,000 in loan gains and $63,000 in investment gains for the prior year period. Offsetting this decline was higher service charges, which increased $46,000 to $588,000 for the six months ended March 31, 2017 primarily due to loan prepayment fees.

Other expenses increased $57,000, or 0.7%, to $8.1 million during the six months ended March 31, 2017 from the six months ended March 31, 2016. Compensation and benefit expense increased $297,000, or 7.1%, from the prior year period due to a higher number of employees and annual merit increases for employees. Occupancy expense increased $61,000, or 4.6%, from the prior year period due to the addition of a loan production office in Keyport, New Jersey. Other expenses increased $41,000, or 6.5%, from the prior year period due to higher marketing and business development expenses. Partially offsetting these increases were decreases in OREO expenses, which declined $249,000 and in FDIC insurance premiums, which declined $119,000.

The Company recorded tax expense of $458,000 on income of $1.1 million for the six months ended March 31, 2017, compared with $295,000 on income of $782,000 for the six months ended March 31, 2016. The increase was the result of higher income from operations, which increased $324,000, and a $60,000 increase in the valuation allowance against the Company’s deferred tax asset for the non-qualified stock options that expire in fiscal year 2017. The effective tax rate for the six months ended March 31, 2017 was 41.4% compared with 37.7% for the six months ended March 31, 2016.

Balance Sheet Comparison

Total assets decreased $1.7 million, or 0.3%, to $582.7 million during the six months ended March 31, 2017 from $584.4 million at September 30, 2016. The change was primarily attributable to an $11.4 million decrease in cash and cash equivalent balances, offset by a $5.8 million increase in net loans receivable and a $4.5 million increase in investment securities.

Cash and interest bearing deposits with banks decreased $11.3 million, or 52.1%, to $10.5 million at March 31, 2017 from $21.8 million at September 30, 2016 to fund loan originations and investment security purchases.

Total loans receivable increased $6.1 million during the six months ended March 31, 2017 to $463.9 million and were comprised of $200.2 million (43.1%) commercial real estate loans, $177.6 million (38.3%) one-to-four family residential mortgage loans, $41.4 million (8.9%) commercial business loans, $21.9 million (4.7%) home equity lines of credit, $16.5 million (3.6%) construction loans and $6.3 million (1.4%) other loans.

Total non-performing loans increased $2.0 million to $6.2 million at March 31, 2017 from $4.2 million at September 30, 2016. The ratio of non-performing loans to total loans increased to 1.3% at March 31, 2017 from 0.9% at September 30, 2016.

Included in the non-performing loan totals were seven residential mortgage loans totaling $2.2 million, five commercial real estate loans totaling $3.0 million, one commercial business loan totaling $434,000, three home equity lines of credit totaling $485,000, and one consumer loan totaling $12,000.

During the six months ended March 31, 2017, the allowance for loan losses increased $257,000 to $3.3 million. The allowance for loan losses as a percentage of non-performing loans decreased to 53.4% at March 31, 2017 compared with 72.6% at September 30, 2016. At March 31, 2017 the Company’s allowance for loan losses as a percentage of total loans was 0.71% compared with 0.67% at September 30, 2016. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities increased $4.5 million to $62.7 million at March 31, 2017 from $58.2 million at September 30, 2016. The Company purchased $10.1 million of U.S. Government-sponsored enterprise obligations and received calls and principal repayments totaling $5.1 million during the six months ended March 31, 2017.

Other real estate owned decreased $603,000 to $11.5 million at March 31, 2017 from $12.1 million at September 30, 2016. The decrease was the result of the three sales totaling $878,000 and valuation allowances totaling $150,000. Offsetting the decreases was the addition of one property totaling $399,000 resulting from foreclosure of collateral securing a non-performing loan. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, marketing the individual properties for sale, or selling multiple properties to a real estate investor.

Total deposits increased $1.2 million, or 0.2%, to $493.8 million during the six months ended March 31, 2017. The increase in deposits occurred in savings accounts, which increased $13.2 million, or 13.1%, to $113.9 and in non-interest bearing checking accounts, which increased $1.5 million, or 1.6%, to $96.0 million. Offsetting these increases were decreases in money market accounts, which decreased $6.4 million, or 5.6%, to $108.1 million, certificates of deposit (including individual retirement accounts) which decreased $5.0 million, or 3.7%, to $129.0 million, and interest-bearing checking accounts, which decreased $2.2 million, or 4.5%, to $46.8 million.

Included with the total deposits at March 31, 2017 and September 30, 2016 were $13.9 million in brokered certificates of deposit.

Federal Home Loan Bank of New York advances decreased $2.0 million to $34.0 million at March 31, 2017 from $36.0 million at September 30, 2016 from the maturity of a long-term advance.

The Company did not repurchase any shares during the six months ended March 31, 2017. Through March 31, 2017, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,820,746.

The Company’s book value per share increased to $8.29 at March 31, 2017 from $8.20 at September 30, 2016. The increase was due to the Company’s results of operations for the six months ended March 31, 2017.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Income Statement Data:
Interest and dividend income	$5,434	$4,967	$10,840	$9,970
Interest expense	904	866	1,824	1,758
Net interest and dividend income	4,530	4,101	9,016	8,212
Provision for loan losses	403	291	733	469
Net interest and dividend income after
provision for loan losses	4,127	3,810	8,283	7,743
Non-interest income	440	442	904	1,063
Non-interest expense	4,048	3,971	8,081	8,024
Income before income tax expense	519	281	1,106	782
Income tax expense	219	103	458	295
Net income	$300	$178	$648	$487

Per Share Data:
Basic earnings per share	$0.05	$0.03	$0.11	$0.08
Diluted earnings per share	$0.05	$0.03	$0.11	$0.08
Book value per share, at period end	$8.29	$8.11	$8.29	$8.11

Selected Ratios (annualized):
Return on average assets	0.20%	0.13%	0.22%	0.17%
Return on average equity	2.51%	1.52%	2.69%	2.07%
Net interest margin	3.40%	3.20%	3.35%	3.19%

	March 31,	September 30,
	2017	2016
Balance Sheet Data:
Assets	$582,679	$584,377
Loans receivable	464,132	458,087
Allowance for loan losses	3,313	3,056
Investment securities - available for sale, at fair value	10,462	5,234
Investment securities - held to maturity, at cost	52,248	52,934
Deposits	493,821	492,650
Borrowings	34,040	36,040
Shareholders' Equity	48,269	47,725

Asset Quality Data:
Non-performing loans	$6,208	$4,207
Other real estate owned	11,479	12,082
Total non-performing assets	17,687	16,289
Allowance for loan losses to non-performing loans	53.37%	72.64%
Allowance for loan losses to total loans receivable	0.71%	0.67%
Non-performing loans to total loans receivable	1.34%	0.92%
Non-performing assets to total assets	3.04%	2.79%
Non-performing assets to total equity	36.64%	34.13%